Exhibit (g)(1)

FORM OF INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT (“Agreement”) is made this [ ] day of [ ], by and between Global X Venture Fund (the “Fund”) and Global X Management Company LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) that is an operating as an interval fund;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory and management services to the Fund; and

WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1. The Fund hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

3. (a) Subject to the supervision of the Fund’s Board of Trustees (the “Board”), the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information, and in accordance with any exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Fund and any SEC staff no-action letters applicable to the Fund. The Adviser shall determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, unregistered investment funds, holding vehicles or other investment vehicles (“Portfolio Funds”), and direct or indirect (through special purpose vehicles or other entities) equity or debt securities of portfolio companies, swap agreements, options, forwards, futures or other derivatives), retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation), all subject to the provisions of the Fund’s Agreement and Declaration of Trust and Bylaws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund and any exemptive orders and SEC staff no-action letters applicable to the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund and any sub-custodian or prime broker or other intermediary as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls or unfunded commitments for the account of the Fund. The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer, seller or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board and agreed to by the Adviser. The Adviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, purchase and sale agreements for Portfolio Fund interests and other assets, transfer agreements, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.

(b) Subject to the direction and control of the Board, the Adviser shall perform or cause to be performed such investment management services as may from time to time be reasonably requested by the Fund as necessary for the operation of the Fund. The Adviser will act as the Fund’s liaison with administrators, subadministrators, custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, financial intermediaries, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons as may reasonably be requested by the Trustees of the Fund. Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of any Fund, nor shall the Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Fund to perform such functions.

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(c) The Fund hereby authorizes any entity or person associated with the Adviser, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

4. Subject to the Board’s approval, at the expense of the Adviser and to the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Fund, the Adviser or the Fund may enter into contracts with one or more investment subadvisers or subadministrators, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment subadvisers or subadministrators any or all its duties specified hereunder, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser or subadministrator and further provided that such contracts impose on any investment subadviser or subadministrator bound thereby all the conditions to which the Adviser is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.

5. (a) The Adviser shall oversee the maintenance of all books and records with respect to the Fund’s securities transactions and the keeping of the Fund’s books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Board members or officers of the Fund, to serve in the capacities in which they are elected.

(b) All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund, except as otherwise permitted within the Prospectus or herein. The Fund will bear all other expenses to be incurred in its operation (including to the extent such operations are performed by the Adviser or its affiliates), including, without limitation, those fees and expenses as set forth in Schedule A annexed hereto (the “Fund Expenses”).

It also is understood that if the Adviser or any of its affiliates provide accounting services to the Fund, the Fund will reimburse the Adviser and its affiliates for their costs in providing such accounting services to the Fund.

For the avoidance of doubt, it also is understood and agreed that if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Fund, provide accounting, legal, clerical, compliance or administrative services to the Fund at the request of the Fund, the Fund may reimburse the Adviser and its affiliates for their costs in providing such accounting, legal, clerical, compliance or administrative services to the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses). Nothing

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contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for services to be performed by third parties.

6. No member of the Board, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Adviser’s or any affiliated company’s staff.

7. (a) In consideration of the services provided by the Adviser under this Agreement, the Fund will pay the Adviser a management fee (the “Management Fee”) as indicated on Schedule B.

(b) The Management Fee shall be paid as described on Schedule B. For purposes of determining the Management Fee payable to the Adviser, the Fund’s net asset value will be calculated prior to the inclusion of any amounts of the Management Fee payable to the Adviser or to any purchases or repurchases of shares of the Fund or any distributions by the Fund.

(c) For the purpose of determining fees payable to the Adviser under this Section 7, the value of the Fund’s assets will be computed at the times and in the manner specified in the Registration Statement, and on days on which the value of Fund assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the assets were determined. Furthermore, fees payable to the Adviser under this Section 7 will be earned and attributed to each class of the Fund’s shares based on the net asset value and net profits of the Fund attributable to each such class of shares and in accordance with U.S. Generally Accepted Accounting Principles applicable to the Fund.

(d) The Fund shall make any payments due hereunder to the Adviser or, if the Adviser directs, to an entity the Adviser controls, is controlled by the Adviser or with which the Adviser is under common control (including any subadviser of the Fund). Subject to the requirements of the 1940 Act and any applicable exemptive relief from the SEC, the Adviser may elect to receive all or a portion of the Management Fee in common shares of the Fund (the “Shares”) in lieu of cash as follows:

(i) At the beginning of each fee calculation period, the Adviser will notify the Fund of its election to receive any Management Fees for such payment period in cash, Shares or a combination of cash and Shares.

(ii) The number of Shares that the Adviser will receive will be equal to the quotient of (x) the sum of the cash value of Management Fees elected by the Adviser for payment in Shares and (y) the greater of (i) the then-current net asset value per Share of the applicable Share class when such fees become due and (ii) the then-current offering price of the applicable class of Shares when such fees become due.

8. (a) The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its

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part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b) The Fund shall indemnify the Adviser and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlements) incurred by the Adviser in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Adviser against or entitle or be deemed to entitle the Adviser to indemnification in respect of any liability to the Fund or its security holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement.

9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Board member, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of the Fund or one or more other accounts of the Manager is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in accordance with the Adviser’s allocation policy. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Adviser’s policies and procedures as presented to the Board from time to time.

On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund, as well as other funds or accounts managed by the Adviser or its affiliates (“GX-advised funds”), the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other GX-advised funds to the extent permitted by the 1940 Act. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected. The Adviser will endeavor to allocate investment opportunities in a manner that, over a period of time, in accordance with its allocation policy and taking into account all relevant facts and circumstances as reasonably determined by the Adviser, including (without limitation): (i) differences with respect to available capital, (ii) differences with respect to investment objectives or current investment strategies, (iii) differences in risk profile at the time the opportunity becomes available, (iv) the potential transaction and other costs of allocating an opportunity among the GX-advised funds, (v) potential conflicts of interests, (vi) the nature of the investment or transaction, (vii) current and anticipated market and general economic conditions and (viii) existing and prior positions in such investment opportunity. The Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

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10. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

11. This Agreement will become effective with respect to the Fund on the date set forth below the Fund’s name on Schedule B annexed hereto, provided that it shall have been approved in accordance with the requirements of the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff) and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff).

12. This Agreement is terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Adviser, or by the Adviser upon not less than 90 days’ written notice to the Fund, and will be terminated upon the mutual written consent of the Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment, as such term is defined or interpreted by the SEC or its staff under the 1940 Act.

13. The Adviser agrees that for services rendered to the Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction. The undersigned officer of the Fund has executed this Agreement not individually, but as an officer under the Fund’s Agreement and Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually.

14. The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Adviser hereby agrees to grant a license to the Fund for use of its name in the name of the Fund for the term of this Agreement and such license shall terminate upon termination of this Agreement. If the Fund makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

15. Trustees, agents and interest holders of the Fund are or may be interested in the Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Adviser are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Adviser if approved by the Fund’s Board, subject to the rules and regulations of the SEC.

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16. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

17. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

18. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.

20. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum.

21. Subject to the proviso of the first sentence of Section 8 of this Agreement, the Adviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Adviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Adviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.

[signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

GLOBAL X VENTURE FUND

By:

Name:
Title:

GLOBAL X MANAGEMENT COMPANY LLC

By:

Name:
Title:

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